CONSTRUCTION MANAGEMENT AGREEMENT

        This Agreement is made as of the 19th day of November, 2008 by and between Palomar Medical Technologies, Inc., a Delaware corporation having a place of business at 82 Cambridge Street, Burlington, Massachusetts (“Owner”) and Nordblom Development Company, Inc. a Massachusetts corporation having a place of business at 15 Third Avenue, Burlington, Massachusetts 01803 (“Development Agent”).

Preliminary Recitals

    A.        Owner is the owner of a tract of undeveloped land in Burlington, Massachusetts containing approximately 8.35 acres located on Network Drive and more particularly described on Exhibit A attached hereto (the “Property”) for the purpose of developing the Project, as hereinafter defined. Owner is desirous of entering into an agreement with the Development Agent for the furnishing by Development Agent of all project management and construction services to and for the benefit of Owner in connection with the development, construction and completion of the Project, as hereinafter defined.

    B.        The project (hereinafter called the “Project”), which will be developed on the Property will consist of a commercial building, parking, utilities, as further described on Exhibit B attached hereto and such other improvements and components as may be approved by Owner.

    C.        Owner desires to engage Development Agent to perform certain services in connection with the development, design and construction of the Project and Development Agent desires to accept such engagement, all on the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Development Agent agree as follows:

        1.        Appointment. Owner hereby engages and designates Development Agent, and Development Agent hereby accepts such engagement and designation, on the conditions and for the term hereinafter set forth, as Owner’s agent for the purposes of constructing the Project and overseeing and managing the development process for the Project. Development Agent recognizes that a relationship of good faith is created by this Agreement and agrees to use its best efforts (as that term is defined in Section 7.7) and to devote such time as may be necessary to perform the services provided for herein, and such additional duties and responsibilities as are reasonably within the general scope of such services, or to cause such services to be so performed, so as to effect, to an extent reasonably possible, the efficient and economic construction of the Project.

        2.        Development Agent’s Duties; Development Agent’s Warranties and Representations. Development Agent shall perform or cause to be performed the following services for, on behalf of and, subject to the further provisions of this Agreement, at the expense of Owner in connection with the development, construction and completion of the Project:

            2.1.        Project Plans.

                2.1.1.        Owner has entered into (i) a contract with Spagnolo Gisness & Associates, Inc. (the “Architect”) to design the Project, and (ii) a contract with Vanasse Hangen Brustlin, Inc. (the “Engineer” and collectively with the Architect, the “Project Planners”) to design the infrastructure and site plans for the Project. The Owner has approved the plans for the Project, the list of which is attached to the Construction Contract as Exhibit A (the “Approved Plans”).

                2.1.2         Owner has entered into a construction contract of even date herewith, and an Amendment No. 1 to the construction contract (as amended, the “Construction Contract”) for a guaranteed maximum price of $22,463,218.00 with Erland Construction, Inc. (the “General Contractor”) for the construction of the Project.

                2.1.3.        The Approved Plans shall not be amended by Development Agent without the written consent of Owner, and unless Owner otherwise consents in writing, the Project shall be constructed substantially in accordance with the Approved Plans and the Construction Contract, except for (i) minor changes necessitated by job conditions which are approved by the Project Planners and which do not increase or decrease any line item of the Project Budget, and (ii) changes in the Approved Plans or the work performed pursuant thereto which are approved in writing by the Project Planners and by Owner and which do not increase or decrease any line item of the Project Budget. All change orders in any event shall be submitted to and approved by Owner in writing, regardless of the provisions set forth above.

                2.1.4.        Owner hereby constitutes, designates and appoints Louis P. Valente (or any other person which Owner may hereafter designate by Notice to Development Agent) as its representative to give any consents and approvals on behalf of Owner which may be required under the terms of this Agreement, including, without limitation, any consents or approvals of Owner required as above provided in respect of the Approved Plans, changes in the Approved Plans or any deviation of the work from the Approved Plans. Any consent or approval given by such representative or any successor thereto appointed by Owner shall be binding on Owner.

                2.1.5.        The Construction Contract shall not be amended or cancelled without the prior written consent of Owner except as otherwise permitted in subsection 2.1.3.

            2.2.        Licenses and Permits. Development Agent shall use its best efforts to assist the General Contractor in procuring or causing to be procured from all governmental authorities having jurisdiction over the Project, at Owner’s expense and in Owner’s name, all necessary licenses, permits, certificates, authorizations and approvals required in connection with the construction, completion, and occupancy of the Project not yet procured by Owner as of the date hereof, including, without limitation, all requisite building permits and temporary and permanent certificates of occupancy necessary for the construction and occupancy of the Project in accordance with the Approved Plans. True copies of all such licenses, permits, authorizations and approvals shall be delivered by Development Agent to Owner promptly after the same have been procured.

            2.3.        Project Budget; Contingency; Progress Schedule.

                2.3.1.        Owner has approved the budget (the “Project Budget”) attached hereto as Exhibit C. The total costs shown on the Project Budget shall be referred to herein as the “Project Costs.” Development Agent shall not have the right, without Owner’s prior written approval, to incur or pay for or cause to be incurred or paid for any item of labor, materials or services of architects or engineers if the cost of the same would cause any increase in the Project Budget. All changes to the Project Budget which constitute an increase or decrease in any line item of the Project Budget shall require the prior written approval of the Owner

                2.3.2.        Development Agent shall review, assist and advise Owner as to all change order requests (a “Change Order”) and assist in negotiation, completion and execution of such change order. All Change Orders shall be approved by Owner in writing.

                2.3.3.        Attached as Exhibit D to the Construction Contract is a construction progress schedule (the “Progress Schedule”) for the Project setting forth the estimated dates for starting and completing the various stages of construction of the Project. Development Agent shall use its best efforts to cause the General Contractor substantially to comply with and adhere to the Progress Schedule. Development Agent shall incur no liability to Owner if for any reason it is unable, despite the use of its best efforts, to cause the General Contractor substantially to comply with and adhere to the Progress Schedule. Owner shall have the right, in its discretion, but not the obligation, to direct Development Agent to have work performed on an overtime basis from time to time.

    2.4.        Development Agent’s Duties in Connection with Project Construction. Development Agent shall, at Owner’s expense (i) cause to be purchased on behalf and in the name of Owner all materials and equipment for the Project in accordance with the Project Budget; (ii) cause the General Contractor to construct and complete the Project in accordance with the Construction Contract; (iii) cause the Project to be equipped with all fixtures, equipment and items of personal property required for the operation of the Project following completion, all substantially in accordance with the Construction Contract and the Approved Plans as the same may be amended from time to time as provided in subsection 2.1.3. The Project shall be constructed, equipped and completed in accordance with all applicable requirements of law, including, without limitation, zoning laws, ordinances and resolutions, building codes, fire, health and sanitary codes and the like. Without limiting the generality of the foregoing, Development Agent’s obligations under this Section 2.4 shall include, without limitation, the following:

                2.4.1.        to oversee, manage and coordinate the construction of the Project. Owner shall have the right to inspect the Project as work progresses;

                2.4.2.        to oversee the performance and enforce the obligations of the General Contractor under the Construction Contract, and the Project Planners under the terms of their respective contracts; provided, however, that attorneys’ fees and similar expenses incurred by Development Agent with Owner’s prior written approval in connection with such enforcement shall be payable by Owner;

                2.4.3.        to use its best efforts to cause the Project to be completed in an expeditious manner, including causing the General Contractor to keep at the Project an adequate supply of workmen and materials;

                2.4.4.        to monitor the insurance status of the Project Planners and the General Contractor and advise Owner as to any expiration, modification, termination or pending termination of the respective insurance policies;

                2.4.5.        If requested by Owner, to cause the Contractor to procure or cause to be procured at the expense of Owner a performance bond, labor and material payment bond and a lien bond in the amount of the maximum aggregate contract sum of the Construction Contract, guaranteeing the performance by the General Contractor of the Construction Contract and payment of all costs thereof and incidental thereto, and to require the General Contractor to procure a performance bond, labor and material payment bond and a lien bond from any subcontractor which has one or more subcontracts for the Project with an aggregate value of $200,000 or more (a “major subcontractor”) in the amount of the maximum aggregate contract sum of each such subcontract guaranteeing the performance by such major subcontractor of its subcontract and payment of all costs thereof and incidental thereto. All such bond(s) shall be issued by a reputable surety company licensed to do business in the Commonwealth of Massachusetts and approved by Owner, shall name Owner and, if obtainable without additional cost, Development Agent as co-obligees as their respective interests may appear and shall be delivered to Owner;

                2.4.6.        subject to the prior written approval of Owner, to employ, discharge and supervise, or cause to be employed, discharged and, supervised, all attorneys and other professionals and personnel necessary to construct and complete a Project in accordance with the terms hereof;

                2.4.7.        to negotiate or to cause the General Contractor to negotiate final settlements with all subcontractors, mechanics and materialmen and, if any mechanic’s, materialmen’s or similar lien is filed with respect to the Project, to take such action (at the expense and with the approval of Owner), or to cause the General Contractor or the surety issuing the bonds provided for in subsection 2.4.5 to take such action, as is necessary or appropriate to contest or settle and discharge such lien;

                2.4.8.        to use its best efforts to cause the Project Planners to discover and bring to Owner’s attention any defects in the construction of the Project or in the installation or personal property therein prior to the expiration of any applicable guaranty periods;

                2.4.9.        to hold periodic meetings, not more frequently than bi-weekly, with Owner and/or its representatives to review the progress of the construction of the Project and to review the Project Budget and the Progress Schedule in light of actual experience; provided, however, that the Project Budget shall not be revised by Development Agent without the prior written consent of Owner. Unless otherwise agreed upon, all such meetings shall be held at the principal office of The Owner;

                2.4.10.        to review and approve or take other action with respect to all applications for payment submitted by the General Contractor, the Project Planner or others and to review and approve all Change Orders pursuant to Subsection 2.3.3 above;

                2.4.11.        to cause to be prepared in advance of each periodic meeting, reports, in such forms as may be reasonably required by Owner or by any lender under any construction loan, each of which reports shall set forth, without limitation, the following: (i) the costs incurred in connection with the development, construction and equipping of the Project, on a line by line basis as itemized in the Project Budget, since the last such report and on a cumulative basis from the commencement of such work; (ii) a comparison of costs incurred to the date of such report with the Project Budget; and (iii) any indicated revision of the Project Budget or the Progress Schedule, or both; and

                2.4.12.        to cause to be remedied any defects in workmanship or materials performed or incorporated in the Project of which Owner gives Development Agent notice within the applicable guaranty period under the Construction Contract, which guaranty period shall be not less than one year. In no event shall Development Agent have any obligation to cause any such defects to be remedied if notice thereof is not given to Development Agent within the applicable guaranty period as aforesaid. To the extent the cost of remedying any such defect is not paid by the General Contractor or any other third party, such costs shall be included as Project Costs and shall be paid by Owner.

        3.        Development Agent’s Compensation.

            3.1.        Defined Terms. As used in this Section 3, the terms set forth below shall have the following meanings:

                3.1.1.        The term “Construction Costs” shall mean those Project Costs which are included and incurred in, or paid in connection with, the following line items of the Project Budget: “Architecture, Mechanical, Electrical and Plumbing,” “Civil (VHB),” “Geotech/LSP/Testing,” and “Construction” and shall include Change Orders added to the Project by Owner, but shall not include Excess Cost Change Order(s) as defined in the Excess Costs Escrow Agreement entered into by and between NetView 7, 8 and 10 LLC and Owner dated the date hereof, which has been provided to and reviewed by Development Agent.

                3.1.2.        The term “force majeure” shall mean acts of God, war, civil commotion, embargoes, riots, strikes, picketing, governmental restrictions, unavailability or shortages of materials or any other cause or event which is beyond the control of Development Agent, the General Contractors or any other party obligated to perform work comprised in the construction of a Project and not caused by (a) the negligence of Owner, Development Agent, or (b) any inability to perform caused by an increase in the cost of labor or materials, a shortage of funds or any other cause related to Owner’s inability to pay for labor and materials,

            3.2.        Development Fee. As compensation for all of the services to be performed by Development Agent pursuant to this Agreement, Owner agrees to pay to Development Agent and Development Agent agrees to accept the amount of three and one half percent (3.5%) of Construction Costs incurred from and after the date hereof, which fee shall be payable as follows:

Upon receipt of monthly bills from Development Agent, the Development Fee shall be 3.5% of the prior month’s bill for Construction Costs.

            3.3.        Reimbursement for Certain Overhead. Development Agent’s overhead incurred in connection with the Project relating to the services performed by Development Agent under this Agreement shall be not be reimbursed by Owner, shall be the sole obligation of Development Agent, and shall not be deemed part of Project Costs.

Except as provided in this Article 3, Owner shall not be obligated to pay Development Agent any other sum on account of any of the services it has rendered or will render under this Agreement.

        4.        Term.

            4.1.        Duration of Term. The term of this Agreement shall commence as of the date of this Agreement and shall terminate on the date (the “Completion Date”) when the Project shall be complete as evidenced by the issuance of a certificate of final completion by the Architect for the Project, subject to earlier termination pursuant to this Article 4.

            4.2.        Termination Rights. Notwithstanding Section 4.1 hereof, this Agreement may be terminated prior to the Completion Date:

                4.2.1.        by Owner on written notice to Development Agent in the event of the occurrence of any of the following:

                   4.2.1.1.        a default by Development Agent under this Agreement (including, without limitation, the assignment by Development Agent of any of its rights or obligations under this Agreement or the subcontracting by Development Agent of any of the services to be performed by Development Agent hereunder except as permitted by this Agreement or if consented to by Owner, which shall remain uncured for more than 30 days after notice thereof; provided, however, that in the case of a default which is susceptible of being cured but not within a period of 30 days notwithstanding due and diligent effort, such 30-day period shall be extended to such longer period of time as is necessary to cure such default by the exercise of due and diligent effort if such effort has commenced during such 30-day period, but in no event more than ninety (90) days after notice; or

                   4.2.1.2.        an Act of Insolvency in respect of Development Agent. "Act of

Insolvency” shall mean the filing of a voluntary or involuntary bankruptcy, or a receiver, assignee or other liquidating officer is appointed, or any part of such party’s interest in this Agreement is taken by execution or other process of law, or is taken upon or subjected to any attachment by creditor of such party, if such attachment is not discharged within twenty (20) days after being levied; or

                   4.2.1.3       for Owner's convenience upon thirty (30) days prior written notice to Development Agent, without regard to any fault or failure to perform by Development Agent.

                4.2.2.        by Development Agent upon written notice to Owner in the event of the occurrence of any of the following:

                   4.2.2.1        by Development Agent on written notice to Owner in the event of the occurrence of an Act of Insolvency in respect of Owner.

                   4.2.2.2       for Development Agent's convenience upon thirty (30) days prior written notice to Owner, without regard to any fault or failure to perform by Owner.

            4.3.        Automatic Termination. Notwithstanding Section 4.2 hereof, this Agreement shall terminate immediately and automatically upon the occurrence of any of the following events:

                4.3.1.        the sale or conveyance by Owner of the Property;

                4.3.2.        a taking by condemnation (whether permanent or temporary), or similar proceeding, of the Property, or such portion thereof as leads Owner to determine that the operation of a Project following completion is unlikely to be economic; or

                4.3.3.        as to the Project, the damage or destruction of all or substantially all of the Project by fire or other casualty following which Owner decides not to rebuild or complete a Project.

            4.4.        No Other Termination Rights. Except as otherwise provided in this Article 4, neither Owner nor Development Agent shall have the right to terminate this Agreement prior to the Completion Date.

            4.5.        Duties Upon Termination. Upon the expiration or earlier termination of this Agreement:

                4.5.1.        Development Agent shall forthwith surrender and deliver to Owner any space in the Project occupied by Development Agent and shall make delivery to Owner or to Owner’s designee of any funds of owner held by Development Agent with respect to the Project, and of all records, plans, specifications, permits and other governmental approvals, purchase agreements, contracts, space leases, receipts for deposits, unpaid bills, lease summaries, cancelled checks, bank statements, paid bills and all other records, papers and documents which relate to the Project. In addition, Development Agent shall furnish all such information and take all such action as Owner shall reasonably require (including, without limitation, cooperating with the person or entity designated by owner as the new construction manager of the Project) to effectuate an orderly and systematic termination of Development Agent’s duties and activities under this Agreement up to and until the effective date of such termination; and

                4.5.2.        Owner shall, promptly after such expiration or termination and full performance by Development Agent of its obligations pursuant to Section 4.5.1 above, and subject to any legal rights Owner may have against Development Agent for failure to comply with the terms of this Agreement, pay to Development Agent any installment of the fees provided for in Section 3.2 and any other sums due Development Agent which, pursuant to the terms of this Agreement, are due and unpaid as at the effective date of termination of this Agreement and Development Agent shall cease to be entitled to receive any installment of such fees which falls due after the effective date of such termination.

            4.6.        Survival of Obligations. The provisions of Sections 4.5 hereof shall survive the expiration or earlier termination of this Agreement.

    5.        Notices.

            5.1.        Method of Giving Notices. All notices, demands, elections, requests or other communications (collectively “Notices”) which either party to this Agreement may desire or be required to give hereunder shall be in writing and shall be given by registered or certified mail, postage prepaid, return receipt requested, or by reputable overnight delivery service, addressed as follows:

5.1.1. If to Development Agent:

Mr. Stephen Logan
Nordblom Development Company
15 Third Avenue
Burlington, MA 01803
T: 781-272-4000
F: 781-270-0359

with a copy given simultaneously in a similar manner to:

5.1.2. If to Owner:

Mr. Louis P. Valente
Palomar Medical Technologies, Inc.
82 Cambridge Street
Burlington, MA 01803
T: 781-993-2417
F: 781-993-2377

        with a copy given simultaneously in a similar manner to:

Either of the aforementioned parties may change its address or the individuals designated for the receipt of Notices by giving Notice to the other in the manner provided for above. Notwithstanding the foregoing, routine communications may be sent by first class mail, postage prepaid.

            5.2.        When Notices Deemed Given. All notices given as in this Article 5 shall be deemed to have been given or served three business days after the mailing thereof (in the case of notices mailed by registered or certified mail) or upon delivery thereof (in all other cases), with failure to accept delivery constituting delivery for this purpose.

    6.        Insurance/Indemnifications of Owner and Development Agent.

            6.1.        Indemnification of Development Agent by Owner. Owner shall indemnify and save harmless Development Agent from and against (i) all costs and expenses which constitute Project Costs which are incurred by Development Agent in accordance with the authority granted to it in this Agreement, and (ii) all claims, losses and liabilities resulting from breach by Owner of its obligations hereunder.

            6.2.        Indemnification of Owner by Development Agent. Development Agent hereby agrees to indemnify, defend and hold harmless Owner from and against any and all claims, demands, losses, liabilities, actions, lawsuits and other proceedings, judgments and awards, and costs and expenses (including without limitation, reasonable attorneys’ fees and disbursements), arising directly or indirectly, in whole or in part, as a result of any act or omission of Development Agent which is beyond the scope of Development Agent’s duties or authorities hereunder. The provisions of this Section shall survive termination of this Agreement.

            6.3        Development Agent’s Insurance. During the term of this Agreement, Development Agent shall maintain professional liability insurance covering the activities of Development Agent hereunder (written on a claims-made basis) with limits reasonably acceptable to Owner.

      7. General Provisions.

            7.1.        No Assignment. Development Agent shall not assign its rights or obligations hereunder or subcontract any of the services to be performed by Development Agent hereunder without the prior written consent of Owner. Neither this Agreement nor any of Development Agent’s rights or obligations hereunder shall be transferable in whole or in part by Development Agent or by operation of law without the prior written consent of Owner. Except as aforesaid, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns, but shall not inure to the benefit of, or be enforceable by, any other person or entity.

            7.2.        Authority of Development Agent. Development Agent shall have all requisite power and authority to implement the provisions of this Agreement.

            7.3.        Development Agent May Engage in Other Business. During the term of this Agreement it is expressly agreed that Development Agent may engage in any other business, investment or profession, including the construction, development, leasing or ownership of or the investment in real estate and the operation and management of real estate, whether located in the Commonwealth of Massachusetts, or elsewhere, without thereby violating any of the provisions of this Agreement or breaching any of Development Agent’s obligations hereunder.

            7.4.        No Oral Modification. This Agreement may not be changed or modified except by an agreement in writing executed by each of the parties hereto. This Agreement constitutes all of the understandings and agreements between the parties in connection with the agency herein created.

            7.5.        Provisions Severable. If any term or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, such invalidity shall not affect any other provision of this Agreement or the application of the invalid provision in circumstances that would not be held to be invalid, it being agreed that the provisions of this Agreement are and shall be severable.

            7.6.        Rights Cumulative. All rights, privileges and remedies afforded to the parties by this Agreement shall be cumulative and not exclusive, and the exercise of any one of such remedies shall not be deemed to be a waiver of any other rights, remedies or privileges provided for herein or available at law or in equity.

            7.7.        Meaning of Best Efforts. Whenever in this Agreement, Development Agent is required to use its “best efforts” in taking (or not taking) a specified action or in accomplishing a specific result, such requirement shall be deemed to be the obligation on Development Agent’s part to act with reasonable prudence and diligence under the circumstances.

            7.8.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be entirely performed within such State.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

DEVELOPMENT AGENT:

NORDBLOM DEVELOPMENT COMPANY, INC.

By:/s/Peter C. Nordblom
Peter C. Nordblom
President
11

OWNER:

PALOMAR MEDICAL TECHNOLOGIES, INC.

By:/s/ Louis P. Valente
Louis P. Valente
Executive Chairman

EXHIBIT A

DESCRIPTION OF PROPERTY

That certain parcel of land located in Burlington, County of Middlesex, Commonwealth of Massachusetts, being Proposed Lot 4A as shown on that certain plan of land entitled, “Plan of Land in Burlington, Massachusetts” prepared by Vanasse Hangen Brustlin, Inc., Date Issued: July 3, 2008, recorded with the Middlesex County (South District) Registry of Deeds as Plan No. 965 of 2008.

TOGETHER WITH the rights to pass and repass over Network Drive, and to use Network Drive for all purposes that streets and ways are commonly used in the Town of Burlington, Massachusetts, including installation and use of utilities, in common with all others lawfully entitled thereto including but not limited to rights in the Town of Burlington deriving from a Grant of Easement recorded with said Deeds in Book 28562, Page 151.

Together with and subject to the rights contained in that Declaration of Covenants and Cross Access and Easement Agreement by and among NetView 1, 2, 3, 4 and 9 LLC, NetView 5 and 6 LLC, NetView 7, 8 and 10 LLC and Bank of America, N.A., dated July 23, 2008 and recorded with said Deeds in Book 51481, Page 562, as amended by First Amendment of Declaration of Covenants and Cross Access and Easement Agreement dated of even date herewith and recorded with said Deeds herewith.

EXHIBIT B

DESCRIPTION OF PROJECT

The construction of a 130,317 gross square feet building, at least 436 parking spaces on the Property and all associated infrastructure such as drainage, landscaping, water, sewer and utilities as shown on the Approved Plans. The Project shall include the construction on an adjacent parcel (shown on the Plans as “Relocated Parking Allocation”) of a parking lot to contain 75 vehicle parking spaces.

EXHIBIT C

PROJECT BUDGET